Investment Management
                                 Code of Ethics


1.       Statement of General Principles

The purpose of the Code is to establish standards and procedures that are reasonably designed for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of an Investment Company may abuse their fiduciary duties to the Investment Company and otherwise to deal with the types of conflict of interest situations.

The Code is based on the principle that the employees of IM ("Employees") who provide services to the Clients or who in the course of their duties obtain information regarding the Clients investment transactions, owe a fiduciary duty to the Clients to conduct their personal securities transactions in a manner that does not interfere with the Client's transactions or otherwise take unfair advantage of their position. All employees are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.

All Employees shall place the interests of the Clients before their own personal interests. Technical compliance with the Code will not automatically insulate any Employee from scrutiny of transactions that show a pattern of compromise or abuse of the individual's fiduciary duties to the Clients. Accordingly, all Employees must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Clients.

Every Employee must read and retain this Code, and should recognise that he or she is subject to the provisions hereof.

2.       Definitions

(A) "Beneficial Ownership" for purposes of this Code should be deemed to include, but not be limited to, any interest by which an employee can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, including for this purpose any such interest which arises as a result of:
o        a general partnership interest in a general or limited partnership
o        an interest in a trust
o a right to dividends which is separated or separable from the underlying Security
o        a right to acquire equity  Securities  through the exercise or
         conversion  of  any  derivative   Security   (whether  or  not
         presently  exercisable) or a performance  related advisory fee
         (other than an asset based fee) unless
         (i) the performance related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation  generated
                               from  the  portfolio  or  from  the   fiduciary's
                               overall performance over a period of one year or more and
         (ii) equity securities of the issuer do not account for more than 10% of the market value of the portfolio.

(B) "Compliance Officer" means the local compliance officer as defined in the IM Procedures Manual

(C) "Control" includes the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company. Control shall be presumed to exist where a person owns beneficially, either directly or through one or more companies, more than 25% of the voting Securities of a company.

(D) "Security" should be deemed to include any and all stock, debt obligations, and similar instruments of whatever kind, including any right or warrant to purchase a security, or option to acquire or sell a security, a group or index of securities or a foreign currency. References to a Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any financial instrument which has an investment return or value that is based, in whole or part, on that Security (collectively, "Derivatives"). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative.

(E) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell that Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

3.       Objective and General Prohibitions

All Employees must recognise that they are expected to conduct their personal activities in accordance with the standards set forth in this Code of Ethics. Therefore, an Employee may not engage in any personal investment transaction under circumstances where the Employee benefits from or interferes with the purchase or sale of investments by the Clients. In addition, Employees may not use information concerning the investments or investment intentions of the Clients, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Clients (or any other participant in the market for that security).

Employees may not engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements. In this regard, Employees should recognise that it is unlawful for any affiliated person or principal underwriter of the Clients, or any affiliated person of such a person, directly or indirectly, in connection with the purchase or sale of a Security held or to be acquired by the Client to:
    (i)  Employ any device, scheme or artifice to defraud the Client;
    (ii) Make any untrue statement of a material fact to the Client or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
    (iii)Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client; or
    (iv) Engage in any manipulative practice with respect to the Client.

Employees should also recognise that a violation of this Code may result in the imposition of: (1) sanctions as provided by Section 8 below; or (2) administrative, civil and, in certain cases, criminal fines sanctions or penalties.

4.       Prohibited Transactions

Employees with Investment Management are subject to the general rules in the new bank (the rules apply to all employees without exception) as well as any supplementary local rules applicable to the department or unit of employment.

Exemption/preclearance
To seek exemption from any provisions within this section, the employee must petition Compliance in writing and receive approval before engaging in any transactions.

The Compliance Officer will conduct an appropriate review of all trades of employees and report any violations of the restrictions contained within this section.

4.1.     Office management team

The office management team of Investment Management is further subject to the Danish Financial Supervisory Authority' s regulations on speculation. The Financial Supervisory Authority's special rules are not mentioned below.

4.2.     All employees

Employees with the group may not

o Take out loans or make drawdowns on approved credit facilities with a view to buying securities when the bought securities or other securities are furnished as collateral in respect of the loans or credit facilities. Loans for buying mortgage bonds with a view to repaying mortgage loans based on the same bond series are excepted.

o Furnish collateral in the form of securities in respect of loans or credit facilities the proceeds of which are used for buying securities.

o Trade in financial instruments or enter into forward transactions unless hedging is intended.

o Buy shares or stakes in companies where trading in financial instruments constitutes a major activity. Still, employees are allowed to buy shares and stakes in banks, insurance companies, mortgage institutions, stockbroking firms as well as shares in mutual funds and specialised funds etc.

         The above applies irrespective of whether loans are raised with the bank or elsewhere.

4.3.     Special rules for employees with Investment Management

To avoid any suspicion about unethical conduct all employees must observe the following supplementary rules:

o Employees with Investment Management may not make opposite trades in (buy and sell or sell and buy) the same security within a period of three months. The rule implies that an employee who has sold a security from one custody account may not buy the same security within a period of three months - irrespective of for which custody account the purchase is intended. In turn, this also implies that an employee who has bought a security for one custody account may not sell the same security during the following 3-month period - irrespective of from which custody account the employee wants to sell. An exception to this rule is buying/selling mortgage bonds on refinancing or when raising own home loans.
           For Norweign Employees employees in Norway this period is 12 months.


       o Employees may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security, and may not sell or otherwise dispose of any Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that a Client has purchased or sold the Security within the last 7 calendar days, or is purchasing or selling or is going to purchase or sell the Security in the next 7 calendar days, or the Security is being considered for purchase of sale by a Client, unless the employee obtains advance clearance of such transaction pursuant to Section 5. Client trades that happens because of unexpected client driven events, typically a specific request from a client of either withdrawing or putting new money into the portfolio, if unknown to the employee, may be deemed sufficient explaination to employee trading activity within 7 days of client activity.

No employee may buy or sell securities based on information

o        which is not yet available to clients; or

o upon which the clients have not yet had a chance to act. As a general rule, the client should have had a chance to act at the close of business on the day on which the information in question was made known in the market.


An exemption may be granted under special circumstances. An exemption must be granted before any trades are made. An employee seeking exemption should contact Compliance. The request should specify the type of exemption wanted.

4.4.     Danish Employees in Denmark


In IM in Denmark (including the investment centres), all employees' orders to buy or sell securities, including foreign currency are to be made via Online Investering (Online Investment) on the Internet (Link to general business
procedures           relating          to          Online           Investering)
(http://webtg1/unihafor.nsf/files/haand_forret_0860.htm) or via Staff Banking Services ("Medarbejderbanken").

The only standing exception is foreign currency for travel purposes.

Employees may not prior to a trade agree on the price with the market-maker.

4.5.     Non-Danish and Danish Employees Outside Denmark

Non-Danish employees and Danish Employees outside Denmark, in Investment Management, are permitted to keep custody accounts outside of Staff Banking Services. However, on an annual basis the specific accounts maintained outside of Staff Banking Services must be declared and prior to opening any new custodial accounts, preclearance must be obtained from compliance. The existence of custodial accounts outside of Staff Banking Services does NOT exempt the employee from any other provisions of this Code of Ethics. The employee is still responsible to adherence of all other provisions of this Code.


5.       Pre-Clearance Procedures

Pre-clearance exemptions:

1. Transactions in a Security (which shall for the purpose of this exemption be deemed to include a series of related transactions in a Security) which does not exceed the lesser of;

              (a)  USD $10,000 or

              (b)  500 shares

2. Transactions in mortgage bonds which are done in connection with the purchase, sale or refinancing of ones own residence.

Initial Public Offerings (IPO's) and Private Placements
All employees must pre-clear any transaction involving investments in IPO's and/or private placements regardless of the amount of the transaction.

5.1.     From Whom Obtained

Pre-clearance of a personal transaction in a Security may be obtained only from the Compliance Officer or a person who has been designated by the Compliance Officer to pre-clear transactions. The Compliance Officer and these designated persons are each referred to as a "Clearing Officer." A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from another Clearing Officer.

5.2.     Time of Clearance

(1) Employees may pre-clear trades only in cases where they have a present intention to effect a transaction in the Security for which pre-clearance is sought. It is not appropriate for an Employee to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments. Consistent with the foregoing, an Employee may not simultaneously request pre-clearance to buy and sell the same Security.

(2) Pre-clearance of a trade shall be valid and in effect only for a period of two trading days, including the day pre-clearance is given; provided however, that a pre-clearance expires upon the person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer. Accordingly, if an Employee becomes aware of new or changed facts or circumstances which give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the person shall be required to so advise a Clearing Officer before proceeding with such transaction.

5.3.     Form

Pre-clearance must be obtained in writing by completing and signing the form provided for that purpose by IM, which form shall set forth the details of the proposed transaction, and by obtaining the signature of a Clearing Officer. The form to be used in seeking pre-clearance is annexed hereto as Schedule A.

5.4.     Filing

A copy of all completed clearance forms, with the required signatures, shall be retained by the Compliance Officer.

5.5.     Factors Considered in Clearance of Personal Transactions

A Clearing Officer may refuse to grant clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether or not to clear a proposed transaction:

(1) Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security;

(2) Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of a Client;

(3)      Whether the chance of a conflict of interest is remote; and

(4)      Whether the transaction is likely to affect a Client adversely.

5.6.     Monitoring of Personal Transactions After Clearance

After clearance is given to an employee, the Compliance Officer shall monitor the employee's transactions to ascertain whether the cleared transaction was executed within the prescribed time period and in the specified amount.



6.       Reporting

6.1.    Accounts

Employee's are required to notify the Compliance Officer of all brokerage accounts through which Securities in which they have Beneficial Ownership are held, purchased or sold ("Personal Securities Accounts"), and shall promptly notify the Compliance Officer any time a new Personal Securities Account is opened. Notification to Compliance should be done using Schedule C. In addition, employees shall make arrangements so that duplicate confirmations and statements relating to all Personal Securities Accounts are sent to the Compliance Officer, unless the Compliance Officer grants an exemption from this requirement in writing. Employees trading through Staff Banking Services ("Medarbejderbanken") will have their trade activity automatically reported to Compliance.

6.2.     Initial and annual holding reports

All employees must provide the local Compliance officer with a initial holdings report listing all securities he or she beneficially owns no later than 10 days after he or she becomes employed. This report must be filed annually by January 30th. This report must list every security that the employee beneficially owns, or intends to or proposes to acquire the security. It must include the title of the security, the numbers of shares held, and the principal amount of the security. The initial and annual holding reports must be filed utilising Schedule D.

6.3.     Quarterly reports

Within ten (10) days after the end of each calendar quarter, each employee shall make a written report to the Compliance Officer of all transactions occurring in the quarter by which he or she acquired or disposed of Beneficial Ownership of any Security.


Such report is hereinafter called a "Quarterly Securities Transaction Report."

A Quarterly Securities Transaction Report shall be on the form annexed hereto as Schedule B and must contain the following information with respect to each reportable transaction:

(1) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2) Title, number of shares or principal amount of each Security and the price at which the transaction was effected; and

(3) Name of the broker, dealer or bank with or through whom the transaction was effected.

(4) Whether the employee have opened any new brokerage accounts and if so, the name of the broker, account number, and date opened. This applies to all brokerage accounts including exempt securities (this means that all open end mutual fund company accounts would need to be declared).

Transactions effected in Personal Securities Accounts as to which the Compliance Officer is being furnished with confirmations and statements need not be included in the Quarterly Securities Transaction Report, provided that the report includes a certification that there are no reportable transactions other than those set forth in the Quarterly Securities Transaction Report and in confirmations and statements for such accounts. Alternatively, the Compliance Officer may approve an abbreviated version of Schedule B that omits such information for use by employees who furnish confirmations and statements to the Compliance Officer.

A Quarterly Securities Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership in any Security to which the report relates.

It is the responsibility of each employee to take the initiative to comply with the requirements of this Section . Any effort by IM to facilitate the reporting process does not change or alter that responsibility.

As regards to all transactions executed through the "Medarbejderbanken", arrangements have been made for automatic transaction reporting to the Compliance Officer. The relevant employee must sign that report and acknowledge via Schedule B that the transactions automatically reported to Compliance constitute the entire list of transactions for that employee.

6.4.     Exemption

The requirements of Section 6 do not apply to:

1. Purchases that are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment program ("DRIP") (however, this exception does not apply to optional cash purchases pursuant to a
         DRIP);
2. Purchases and redemption of shares of registered, open-end mutual funds (but not shares of or interests in closed-end funds);
3.       Bank certificates of deposit and bankers' acceptances;
4. Money market instruments (including repurchase agreements) with a stated maturity of 12 months or less;
5.       Government Bonds, e.g. U.S. Treasury obligations;
6. Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights are acquired from such issuer, and the exercise of any such rights:
7.       Involuntary (i.e., non-volitional) purchases and sales of Securities

8. Transactions in an account over which the employee does not exercise, directly or indirectly, any influence or control.


7.       Certification by Employees

Employees shall be required to certify not more than 30 days after they become employed, and annually thereafter (by January 30th), that they have read and understand this Code and recognise that they are subject to it. Employees shall also be required to certify annually that they have complied with the requirements of this Code. The form of certification is annexed hereto as Schedule C.

8.       Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by IM as may be deemed appropriate under the circumstances to achieve the purposes of this Code. Any sanctions to be imposed shall be determined by the Management of IM. Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Client and the more advantageous price paid or received by the offending person.

9.       Administration and Construction

(A) On an annual basis, and at such other times as deemed to be necessary or appropriate by the Management of IM, the Management of IM shall review operation of this Code and shall adopt such amendments thereto as may be necessary to assure that the provisions of the Code establish standards and procedures that are reasonably designed to detect and prevent activities that would constitute violations of local laws and regulations.

(B) This Code may not be amended or modified except in a written form, which is specifically approved by Management of IM. Also, if any Client has approved this Code, the Client has to approve in writing the new version of the Code.

(C) The Local Compliance Officer may delegate to one or more other officers or employees of IM such responsibilities of the Local Compliance Officer as he or she may deem appropriate; provided, that: (i) Any such delegation shall be set forth in writing and retained as part of the records of IM; and (ii) it shall be the responsibility of the Local Compliance Officer to supervise the performance by such persons of the responsibilities, which have been delegated to them.

9.1.     Global Compliance Officer

The Global Compliance Officer will be responsible for:

(A) Provide a written report , no less frequently than annually, to Management of IM that describes issues and violations arising under this Code of Ethics since the last such report.

(B)      Determining in conjunction  with Head of  Compliance,  any  appropriate
         sanctions  based  upon  violations   reported  from  Local   Compliance
         Officer(s).

9.2.     Local Compliance Officer

The administration of this Code on a local level, shall be the responsibility of the Local Compliance Officer.

(A)      Duties of the Local Compliance Officer

(1) Continuous maintenance of current lists of the names of all Employees, with an appropriate description in each case of the titles or employment of such persons, including a notation of any directorships held by employees;
(2) On an annual basis, providing each Employee with a copy of this Code and informing such persons of their duties and obligations hereunder;
(3) Maintaining or supervising the maintenance of all records and reports required to be kept by IM pursuant to this Code;
(4) Preparing listings of all transactions effected by employees who are subject to the requirement to file Quarterly Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Clients;
(5) Issuance, either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code which may appear consistent with the objectives of this Code;
(6) Conducting such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the Management of IM;
(7) Submission of a quarterly report to the Global Compliance Officer and/or Management of IM containing a description of any violation of this Code by an Employee and any recommendations for sanctions; any transactions which suggest the possibility of a violation of interpretations issued by the Compliance Officer; and any other significant information concerning the appropriateness of and actions taken under this Code; and
(8)           Such other duties as are set forth in this Code.

(B)      Record Keeping Requirements of the Local Compliance Officer

(1) Copies of all Personal Transactions Policies of IM and schedules thereto which have been in effect at any time during the past five
              (5) years.
(2) A record of each violation of this Code and of any action taken as a result of such violation for a period of not less than five (5) years following the end of the fiscal year of IM in which the violation occurred;
(3) A copy of each report made by an employee or the Local Compliance Officer pursuant to this Code, for a period of not less than five
              (5) years from the end of the fiscal year of IM in which such report is made or issued, the last three (3) years in a place that need not be easily accessible; and
(4) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code.

10.      Co-ordination with Other Rules for Personal Transactions

Certain Employees may also be subject to other policies for personal securities transactions. However, no other Code can supersede this Code in any way. Employees working in Copenhagen (including certain expatriated employees working in branches or subsidiaries of the bank) are all subject to the rules and policies as regards to personal securities transaction, insider trading, etc.

SCHEDULE A - Pre-clearance Form

Investment Management

REQUEST FOR PERMISSION TO ENGAGE IN PERSONAL TRANSACTION

I hereby request permission to effect the following transaction(s) in Securities in which I have or will acquire Beneficial Ownership:

Is this an IPO or Private Placement?      IPO______   Private Placement _______

PURCHASES AND ACQUISITIONS

            No. of Shares
            or Principal       Name of      Current Market Price     Name of
Date        Amount             Security     Per Share or Unit        Broker


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SALES AND OTHER DISPOSITIONS


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Date:____________________  Signature:_____________________________________
                           Print Name:___________________________________

Permission Granted_____             Permission Denied _____

Date and Time:  _______________     Signature:_________________________________
                                              (Clearing Officer)

SCHEDULE B

Investment Management

QUARTERLY SECURITIES TRANSACTION REPORT

I certify that this report, together with the confirmations and statements for any Personal Securities Account(s) as to which I have arranged for the Local Compliance Officer to receive duplicate confirmations and statements, identifies all transactions during the calendar quarter in which I acquired or disposed of any Security in which I had or have any direct or indirect Beneficial Ownership that are required to be reported by me pursuant to Section 11.7 of the Code. (If no such transactions took place write "NONE".) Please sign and date this report and return it to the Local Compliance Officer no later than the 10th day of the month following the end of the quarter. Use reverses side if additional space is needed.

PURCHASES AND ACQUISITIONS


            No. of Shares
Trade       or Principal       Name of    Unit     Total
Date        Amount             Security   Price    Price             Broker

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SALES AND OTHER DISPOSITION

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Date Completed:__________________           Signature:_________________________

                                            Print Name:_______________________



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SCHEDULE C


Investment Management




ACKNOWLEDGMENT OF COMPLIANCE WITH CODE OF ETHICS

I have read and understand the Personal Securities Transaction Code of IM (the "Code"). I recognise that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein. Furthermore, if during the past calendar year I was subject to the Code, I certify that I complied in all respects with the requirements of the Code as in effect during that year.

I certify that my Personal Securities Accounts are as follows:

           Title of Account          Name of Broker             Account Number













I am a director of the following public and private companies:











Date Completed:__________________   Signatur:_______________________________

                                    Print Name:_____________________________



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SCHEDULE D - Holdings Report

Investment Management

INITIAL / ANNAUL HOLDINGS REPORT

All employees must provide the local Compliance officer with a initial holdings report listing all securities he or she beneficially owns no later than 10 days he or she becomes employed. This report must be filed annually by January 30th. This report must list every security that the employee beneficially owns, or intends to or proposes to acquire the security. It must include the title of the security, the numbers of shares held, and the principal amount of the security.

Date of Report?  ____________________________________________________________


Security Name           Number of Shares           Market Value of Holding
------------------      ----------------           -----------------------









Date:  ______________________          Signature:_______________________________

                                       Print Name:_____________________________